As Filed with the Securities and Exchange Commission on March 26, 2018	Registration No. _____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

  (Exact name of registrant as specified in its charter)

Delaware	58-1954497
(State of Incorporation)	(I.R.S. Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia 30350
(Address of Principal Executive Offices) (Zip Code)

Perma-Fix Environmental Services, Inc. 2017 Stock Option Plan 2003 Outside Directors’ Stock Plan
(Full Title of Plan)

Mark Duff

President and Chief Executive Officer

8302 Dunwoody Place, Suite 250

Atlanta, Georgia 30350

(Name and address of agent for service)

(770) 587-9898

(Telephone number, including area code of

agent for service)

Copy to:

Irwin H. Steinhorn, Esquire

CONNER & WINTERS, LLP

One Leadership Square, Suite 1700

211 North Robinson

Oklahoma City, Oklahoma 73102

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $.001 per share
2017 Stock Option Plan	540,000	(1)	$4.10	$2,214,000	$275.64
2003 Outside Directors’ Stock Plan	300,000	(1)	$4.10	$1,230,000	$153.14
Total	840,000		$4.10	$3,444,000	$428.78

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of shares of the outstanding common stock of the Registrant.

(2)	In accordance with Rule 457(h), the maximum offering price and the calculation of the registration fee are based upon the basis of the average of the high and low prices for the Common Stock on March 20, 2018, of $4.10, as reported on The Nasdaq Stock Market, Inc.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Perma-Fix Environmental Services, Inc., a Delaware corporation (the Company”), relating to (i) 540,000 shares of its common stock, par value $0.001 per share (“Common Stock”), issuable to eligible employees and consultants of the Company under the Perma-Fix Environmental Services, Inc. 2017 Stock Option Plan, and (ii) 300,000 shares of its Common Stock, issuable to non-employee directors of the Company under the Perma-Fix Environmental Services, Inc. 2003 Outside Directors Stock Plan (“Directors’ Plan”), which shares of Common Stock being registered hereunder under the Directors’ Plan is in addition to the (a) 200,000 shares of Common Stock registered on the Corporation’s Form S-8 filed on December 8, 2003 (Commission File No. 333-110995), (b) the 200,000 shares of Common Stock registered on the Corporation’s Form S-8 filed on August 19, 2008 (Commission File No. 333-153086), and (c) the 400,000 shares of Common Stock registered on the Corporation’s Form S-8 filed on March 31, 2015 (Commission File No. 333-203137) (collectively, the “Prior Registration Statements”).

In accordance with General Instruction E of Form S-8, and only with respect to the Common Stock issuable under the Directors’ Plan, this Registration Statement hereby incorporates by reference the contents of the Prior Registration Statements, to the extent not superseded hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (Items 1 and 2) will be sent or delivered to the participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities Exchange Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 16, 2018; and

(b)	Description of the Company’s Common Stock set forth in the Registrant’s Form 8-A/A, File No. 001-11596, including any amendment or report filed for the purposes of updating such description.

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All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

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The Registrant’s Restated Certificate of Incorporation, as amended (“Restated Certificate of Incorporation”), provides for the mandatory indemnification by the Registrant of its directors to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), and for the permissive indemnification of its officers, employees or agents, as may be authorized by the Board of Directors of the Company. This indemnification is not deemed exclusive of any other rights to which those seeking indemnification might be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. This indemnification will continue as to such person who was a director or officer of the Registrant, but has ceased to be a director or officer and inure to the benefit of the heirs, executors and administrators of such person.

The Company has entered into separate employment agreements, each dated as of September 8, 2017, with Mark Duff, President and Chief Executive Officer of the Company, Dr. Louis Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Chief Financial Officer (collectively, the “Employment Agreements”). The Employment Agreements contain identical provisions that obligate the Company to indemnify the named officers against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer, director or agent of the Company, any subsidiary thereof, or another company, partnership, joint venture, trust or other enterprise for which he was serving in such capacity at the request of the Company, except insofar as such indemnification is prohibited by law. Expenses covered by the indemnification provisions of the Employment Agreements include the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements.

The Restated Certificate of Incorporation of the Registrant limits the liability of its directors to the corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director. Under the Registrant’s Restated Certificate of Incorporation, as amended, and as permitted under the Delaware General Corporation Law, directors are not liable to the Registrant or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Such provision, however, does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (relating to liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit. The director’s limitations of liability described above may not limit a director’s liability for violation of, or otherwise relieve the Registrant or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies, such as injunctive relief or rescission. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available at all.

The foregoing summaries are necessarily subject to the complete text of the statutes, the Restated Certificate of Incorporation referred to above, and the Company’s Amended and Restated Bylaws, as amended, and are qualified in their entirety by reference thereto.

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Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description of Document
3(i)*	Restated Certificate of Incorporation, as amended, of Perma-Fix Environmental Services, Inc., as incorporated by reference from Exhibit 3(i) to the Company’s 2014 Form 10-K filed on March 31, 2015
3(ii)*	Amended and Restated Bylaws, as amended effective July 28, 2016, of Perma-Fix Environmental Services, Inc., as incorporated by reference from Exhibit 3(ii) to the Company’s 8-K filed on August 1, 2016
5	Opinion of Conner & Winters, LLP
99.1*	2003 Outside Directors’ Stock Plan of the Company, as incorporated by reference from Exhibit 10.2 to the Company’s 2014 Form 10-K filed on March 31, 2015
99.2*	First Amendment to 2003 Outside Directors’ Stock Plan, as incorporated by reference from Exhibit 10.3 to the Company’s 2014 Form 10-K filed on March 31, 2015
99.3*	Second Amendment to 2003 Outside Directors’ Stock Plan, as incorporated by reference to Exhibit 10.3 to the Company’s 2017 Form 10-K filed on March 16, 2018
99.4*	Third Amendment to 2003 Outside Directors’ Stock Plan, as incorporated by reference to Exhibit 10.4 to the Company’s 2017 Form 10-K filed on March 16, 2018
99.5*	Fourth Amendment to 2003 Outside Directors’ Stock Plan, as incorporated by reference from Exhibit “A” to the Company’s Proxy Statement for its 2017 Annual Meeting of Stockholders filed on June 22, 2017
99.6*	2017 Stock Option Plan, as incorporated by reference from Exhibit “B” to the Company’s Proxy Statement for its 2017 Annual Meeting of Stockholders filed on June 22, 2017
99.7*	Employment Agreement dated September 8, 2017 between Mark Duff, Chief Executive Officer, and Perma-Fix Environmental Services, Inc., as incorporated by reference from Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on September 12, 2017
99.8*	Employment Agreement dated September 8, 2017 between Dr. Louis Centofanti, Executive Vice President of Strategic Initiatives, and Perma-Fix Environmental Services, Inc., as incorporated by reference from Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on September 12, 2017
99.9*	Employment Agreement dated September 8, 2017 between Ben Naccarato, Chief Financial Officer, and Perma-Fix Environmental Services, Inc., as incorporated by reference from Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on September 12, 2017
23.1	Consent of Conner & Winters, LLP (incorporated into Exhibit 5 hereto)
23.2	Consent of Grant Thornton LLP
24.1	Power of Attorney (included on the signature pages to the Registration Statement)
*	Incorporated by reference

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Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(i) and (a)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered remaining unsold at the termination of the offering.

(b)	That, for purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities rising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Restated Certificate of Incorporation or Amended and Restated Bylaws of the Registrant and the provisions of the laws of the State of Delaware described in Item 6, above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 26th day of March, 2018.

Perma-Fix Environmental Services, Inc.

By	/s/ Mark Duff
Mark Duff
President and
Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints MARK DUFF and BEN NACCARATO, and each or either of them, his attorney-in-fact, with the full power of substitution and resubstitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act necessary to be done in connection therewith, as fully to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his substitutes, may lawfully or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this report has been signed below by the following persons in capacities and on the dates indicated.

Name	Title		Date

/s/ Mark Duff	President and Chief Executive	Date	March 26, 2018
Mark Duff	Officer

/s/ Ben Naccarato	Chief Financial Officer, Vice	Date	March 26, 2018
Ben Naccarato	President, and Secretary

	Executive Vice President of	Date	March 23, 2018
/s/ Louis Centofanti	Strategic Initiatives and
Dr. Louis F. Centofanti	Director

/s/ Robert Cochran	Director	Date	March 22, 2018
S. Robert Cochran

/s/ Gary Kugler	Director	Date	March 21, 2018
Dr. Gary Kugler

/s/ Joe Reeder	Director	Date	March 23, 2018
Joe R. Reeder

/s/ Larry Shelton	Chairman of the Board	Date	March 21, 2018
Larry M. Shelton

/s/ Zach Wamp	Director	Date	March 21, 2018
Zach P. Wamp

/s/ Mark Zwecker	Director	Date	March 21, 2018
Mark A. Zwecker

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